For immediate release
Contact:
         Ryan VanWinkle, Investor Relations, 816-792-7998
         Scott Brockelmeyer, Media Relations, 816-792-7837

                   Ferrellgas Partners, L.P. Announces Record
                    Third Quarter Cash Flow and Net Earnings

         Liberty, MO (May 23, 2001)--Ferrellgas Partners, L.P. (NYSE:FGP), the nation's largest retail marketer of propane, today reported record third quarter net earnings of $30.4 million, an increase from $5.4 million in the third quarter of the prior year. Third quarter results are reported for the three-month period ended April 30, 2001.
         Retail propane sales for the quarter were 249 million gallons, a slight decline compared with the same quarter last year. The favorable impact of colder temperatures on retail gallon sales for the quarter was offset by customer conservation that resulted from higher product prices. Gross profit for the quarter of $152.8 million was up 23 percent over the same quarter last year, while operating expense of $73.4 million was up only 4 percent.
         The company reported EBITDA (earnings before interest, taxes, depreciation, amortization, other charges and non-cash items) for the quarter of $65.2 million, a 71 percent increase from $38.2 million reported in the same quarter last year.
         "Our renewed focus on business operations and the return of normal winter weather has had a very positive impact on our profitability this year." said James E. Ferrell, Ferrellgas' Chairman and Chief Executive Officer. "We are pleased to deliver strong financial results again this quarter following the market's favorable reaction to our announced equity restructuring in April."
         On April 6, the company announced the completion of a series of transactions that increased the cash distribution coverage to its public unitholders and modified the terms of its outstanding senior units.
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Ferrellgas
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         For the nine-month period ended April 30, 2001, colder national temperatures and the addition of Thermogas operations generated an increase in sales volumes to 848 million retail gallons, a 16 percent increase from 729 million gallons in the prior-year period. Gross profit for the nine-month period of $479.1 million was up 31 percent over the same period last year while operating expense of $228.8 million was up 16 percent. Year-to-date operations generated EBITDA of $207.6 million, a 58 percent increase from $131.4 million reported for the same period of the prior year.
         Net earnings for the nine-month period were $107.8 million, or $2.96 per common unit, as compared to $43.3 million, or $1.16 per common unit, in the prior year nine-month results.
         Ferrellgas Partners, L.P., through its operating partnership, Ferrellgas, L.P., currently serves more than one million customers in 45 states. Ferrellgas employees indirectly own more than 17 million units of the partnership through an Employee Stock Ownership Plan. Ferrellgas trades on the New York Stock Exchange under the ticker symbol FGP.


Statements in this release concerning expectations for the future are forward-looking statements. A variety of known and unknown risks, uncertainties and other factors could cause actual results, performance and expectations to differ materially from anticipated results, performance or expectations. These risks, uncertainties and other factors are discussed in the partnership's Form 10-K for fiscal 2000 dated July 31, 2000, as filed with the Securities and Exchange Commission on October 26, 2000, and other documents filed from time to time with the Securities and Exchange Commission.

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